Exhibit 10.3

Final

July 29, 2022

Galata Acquisition Corp.
2001 S Street NW, Suite 320

Washington, DC 20009

Attention: Kemal Kaya, Chief Executive Officer

Reference is made to that certain Business Combination Agreement (the “BCA”), to be dated as of the date hereof, by and among Marti Technologies, Inc., a Delaware corporation (the “Company”), Galata Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and Galata Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC. This letter agreement (this “Letter Agreement”) is being entered into and delivered by SPAC, the Company, Galata Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Gala Investments LLC, a Delaware limited liability company (together with Sponsor, the “Founder Shareholders”), in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and each Founder Shareholder hereby agree as follows:

1.	Each Founder Shareholder represents and warrants that such Founder Shareholder holds the number of Founders Shares set forth opposite such Founder Shareholder’s name on Exhibit A under the heading “Total Shares,” which shares collectively constitute all of the issued and outstanding Founder Shares as of the date hereof. As of the date hereof, there are 3,593,750 Founder Shares issued and outstanding. As used herein, “Founder Shares” means Class B ordinary shares, par value $0.0001 per share, of SPAC.

2.	During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, each Founder Shareholder agrees not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, dispose of or otherwise transfer or agree to transfer, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement or the Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to any Founder Shares held by such Founder Shareholder, (b) deposit any Founder Shares held by such Founder Shareholder into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to the Founder Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement), (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Founder Shares held by such Founder Shareholder, or (d) publicly announce any intention to effect any transaction specified in clauses (a), (b) or (c); provided, that each Founder Shareholder may transfer Founder Shares as contemplated by clauses (i) through (v) of Section 4(d) of the Prior Letter Agreement (as defined below), if and only if, the transferee of such Founder Shares evidences in writing reasonably satisfactory to SPAC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Founder Shareholder.

3.	Each Founder Shareholder hereby agrees, from the date hereof until the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, all of such Founder Shareholder’s Founder Shares (together with any other equity securities of SPAC that such Founder Shareholder holds of record or beneficially as of the date of this Letter Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”) (i) in favor of the Required SPAC Proposals, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the BCA and the Transactions), (iii) against any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA or the Transactions, and (iv) against any proposal, action or agreement that would (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Merger Sub under the BCA or (B) result in any of the conditions set forth in Article VIII of the BCA not being fulfilled, (b) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (c) not to commit or agree to take any action inconsistent with the foregoing, and (d) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement.

4.	On the Closing Date, the Sponsor and the Existing Holders (as defined therein) shall deliver to the Company a duly executed copy of that certain Investor Rights Agreement, by and among the Company, the Sponsor and the other parties thereto, in substantially the form attached as Exhibit A to the BCA.

5.	Subject to the satisfaction or waiver of each of the conditions to the Closing set forth in Sections 8.01 and 8.02 of the BCA, effective immediately prior to the Closing, each Founder Shareholder hereby (a) irrevocably and unconditionally waives, to the fullest extent permitted by Law and the SPAC Organizational Documents, and (b) agrees not to assert or perfect any and all rights to adjustment or other anti-dilution protections such Founder Shareholder has or will have under Section 17.3 of the SPAC Articles of Association, to receive, with respect to each Founder Share held by such Founder Shareholder, more than one (1) SPAC Class A Ordinary Share upon automatic conversion of such Founder Shares in accordance with the SPAC Articles of Association in connection with the consummation of the Transactions.

6.	SPAC and the Sponsor have previously entered into that certain letter agreement dated July 8, 2021, in connection with the initial public offering of SPAC (the “Prior Letter Agreement”). The parties acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and the Sponsor shall comply with, and fully perform all of the Sponsor’s obligations, covenants and agreements set forth in, the Prior Letter Agreement (including, for the avoidance of doubt, the lock-up provisions in paragraph 4).

7.	During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, no Founder Shareholder shall modify or amend this Letter Agreement or the Prior Letter Agreement. This Letter Agreement may not be modified, amended, waived or terminated without the prior written consent of the Company.

8.	SPAC acknowledges and agrees that, from and after the date hereof, subject to the terms and conditions of the BCA, any Insider (as defined in the Prior Letter Agreement) may participate in the formation of, or become an officer or director of, any blank check company in accordance with the terms of the Prior Letter Agreement. Upon the prior written request of the Sponsor, SPAC agrees to assign to any Insider designated by the Sponsor all right, title and interest in and to the trademarks, trade names, service marks, logos, corporate names, domain names and other source identifiers held by SPAC as of the date hereof, including any and all goodwill related to the foregoing (the “SPAC Marks”) (but excluding, for the avoidance of doubt, any right, title or interest in or to the trademarks, trade names, service marks, logos, corporate names, domain names or other source identifiers held by the Company immediately prior to the consummation of the Merger), and from and after the Closing, SPAC shall cease and discontinue all use of such SPAC Marks, including any mark or term confusingly similar thereto or derivative thereof.

9.	Each Founder Shareholder hereby acknowledges that such Founder Shareholder has read the BCA and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors. Each Founder Shareholder shall be bound by and comply with Section 7.01(d)-(f) (No Solicitation) and Section 7.05 (Access to Information; Confidentiality) of the BCA (and any relevant definitions contained in any such Sections) as if such Founder Shareholder was an original signatory to the BCA with respect to such provisions, mutatis mutandis; provided, however, for the avoidance of doubt, the agreement to be bound by and comply with Section 7.01(d)-(f) (No Solicitation) of the BCA shall not limit the rights of either Founder Shareholder or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company or any Company Subsidiary).

10.	Subject to the terms and conditions of this Letter Agreement, SPAC and each Founder Shareholder agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the BCA and this Letter Agreement. Each Founder Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Letter Agreement or the BCA.

11.	Each Founder Shareholder hereby represents and warrants to SPAC and the Company as follows:

(a)	Such Founder Shareholder has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Shareholder’s obligations hereunder. The execution and delivery of this Letter Agreement by each such Founder Shareholder has been duly and validly authorized and no other action on the part of such Founder Shareholder is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Founder Shareholder and, assuming due authorization, execution and delivery by the other Founder Shareholders, SPAC and the Company, constitutes a legal, valid and binding obligation of such Founder Shareholder, enforceable against such Founder Shareholder in accordance with its terms, subject to the Remedies Exceptions.

(b)	As of the date of this Letter Agreement, the Founder Shareholders collectively hold 3,593,750 Founder Shares (with individual holdings set forth opposite each such Founder Shareholders name on Exhibit A under the heading “Total Shares”), free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement and the SPAC Organizational Documents or (ii) arising under applicable securities Laws. Each Founder Shareholder has and will have until the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, sole voting power, power of disposition and power to issue instructions with respect to the Founder Shares held by such Founder Shareholder in accordance with this Letter Agreement and power to agree to all of the matters applicable to such Founder Shareholder set forth in this Letter Agreement.

(c)	The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not: (i) conflict with or violate any applicable Law applicable to such Founder Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of formation, operating agreement or similar formation or governing documents and instruments of such Founder Shareholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Founder Shares owned by such Founder Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Shareholder is a party or by which such Founder Shareholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(d)	The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other Person.

(e)	There is no material Action pending or, to the knowledge of such Founder Shareholder (after reasonable inquiry), threatened against such Founder Shareholder, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to materially delay or impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Letter Agreement and the Prior Letter Agreement, such Founder Shareholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Founder Shares owned by such Founder Shareholder or (ii) granted any proxy, consent or power of attorney with respect to any Founder Shares owned by such Founder Shareholder (other than as contemplated by this Letter Agreement). Such Founder Shareholder has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Founder Shareholder from satisfying such Founder Shareholder’s obligations pursuant to this Letter Agreement.

(g)	Such Founder Shareholder understands and acknowledges that the Company is entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Founder Shareholders.

12.	This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Founder Shareholders in connection with the initial public offering of SPAC constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

13.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

14.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of this Letter Agreement shall govern. The provisions set forth in Sections 10.09 (Counterparts), 10.03 (Severability) 10.10 (Specific Performance), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 9.04 (Amendment) and 9.05 (Waiver) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

15.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (a) notices to SPAC and the Company being sent to the applicable addresses set forth therein, in each case with all copies as required thereunder and (b) notices to each Founder Shareholder being sent to the address set forth opposite such Founder Shareholder’s name on Exhibit A under the heading “Address”.

16.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Effective Time. Upon termination of this Letter Agreement, none of the parties hereto shall have any further obligations or liabilities under this Letter Agreement; provided, however, that nothing in this Section 16 shall relieve any party hereto of liability for any willful material breach of this Letter Agreement prior to such termination.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

GALATA ACQUISITION SPONSOR, LLC

By:	/s/ Daniel Freifeld
Name:	Daniel Freifeld
Title:	Managing Member
Address:	2001 S Street NW, Suite 320
Washington, DC 20009

GALA INVESTMENTS LLC

By:	/s/ Andrew Stewart
Name:	Andrew Stewart
Title:	Managing Member
Address:	PO Box 28, Ross, California 94957

Acknowledged and agreed as of the date of this Letter Agreement:

GALATA ACQUISITION CORP.

By:	/s/ Kemal Kaya
Name:	Kemal Kaya
Title:	Chief Executive Officer

MARTI TECHNOLOGIES, INC.

By:	/s/ Alper Oktem
Name:	Alper Oktem
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

EXHIBIT A

Founder Shareholder	Address	Total Shares
GALATA ACQUISITION SPONSOR, LLC	2001 S Street NW, Suite 320 Washington, DC 20009	3,578,750
GALA INVESTMENTS LLC	PO Box 28, Ross, California 94957	15,000
Total:		3,593,750

Exhibit A